Exhibit 11.1

                                XETEL CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                         IN THOUSANDS, EXCEPT SHARE DATA
                                   (UNAUDITED)


                                                    Three Months Ended
                                                    -------------------
                                                    June 27,   June 28,
                                                      1998       1997
                                                    --------   --------
Basic earnings per share:
      Weighted average shares outstanding             9,008      8,811
                                                     ======     ======

      Net income                                     $  684     $  455
                                                     ======     ======

      Basic earnings per share                       $ 0.08     $ 0.05
                                                     ======     ======

Diluted earnings per share:
      Weighted average shares outstanding             9,008      8,811

      Common stock equivalents: stock options (1)       687        827
                                                     ------     ------
                                                      9,695      9,638
                                                     ======     ======

      Net income                                     $  684     $  455
                                                     ======     ======

      Diluted earnings per share                     $ 0.07     $ 0.05
                                                     ======     ======


(1) Stock options based on the treasury stock method using average market price.